Filed Pursuant to Rule 433
Relating to Preliminary Prospectus Supplement dated February 15, 2024
To Prospectus dated February 27, 2023
Registration Statement No. 333-270063
MONDELĒZ INTERNATIONAL, INC.
Pricing Term Sheet
$550,000,000 4.750% Notes due 2029
Summary of Terms

Issuer:	Mondelēz International, Inc.

Description of Securities:	$550 million 4.750% Notes due 2029 (the “Notes”)

Trade Date:	February 15, 2024

Settlement Date:	February 20, 2024 (T+2)

Maturity Date:	February 20, 2029

Issue Price (Price to Public):	99.526% of the principal amount

Benchmark Treasury:	4.000% due January 31, 2029

Benchmark Treasury Price / Yield:	99-02+ / 4.208%

Spread to Benchmark Treasury:	+65 bps

Yield to Maturity:	4.858%

Coupon:	4.750%

Interest Payment Dates:	Semi-annually on February 20 and August 20 of each year, commencing August 20, 2024.

Day Count Convention:	30/360

Optional Redemption:	Prior to January 20, 2029, the greater of par and make-whole at Treasury plus 10 basis points, plus accrued and unpaid interest to the date of redemption.

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	609207 BC8 / US609207BC87

Other Information

Anticipated Long-Term Senior Unsecured Debt Ratings*:	Moody’s: Baa1 S&P: BBB

Underwriters:	Joint Book-Running Managers:

BBVA Securities Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Wells Fargo Securities, LLC

Senior Co-Managers:

TD Securities (USA) LLC
Truist Securities, Inc.
U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.
AmeriVet Securities, Inc.
Blaylock Van, LLC
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
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No PRIIPs key information document (KID) has been prepared as the securities are not available to retail investors in the EEA. No UK PRIIPs key information document (KID) has been prepared as the securities are not available to retail investors in the UK.
This pricing term sheet supplements, and should be read in conjunction with, Mondelēz International, Inc.’s Preliminary Prospectus Supplement dated February 15, 2024 and the accompanying Base Prospectus dated February 27, 2023 and the documents incorporated by reference therein.
The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BBVA Securities Inc. toll free at 1-800-422-8692, J.P. Morgan Securities LLC collect at 1-212-834-4533, Mizuho Securities USA LLC toll-free at 1-866-271-7403 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.
ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.